UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 30, 2008
ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658

(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer of Identification No.)
2701 Cambridge Court, Auburn Hills, MI 48326
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code
248-370-9900
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-3.5

Item 3.02 Unregistered Sales of Equity Securities.
     On September 26, 2008, Equity 11, Ltd. (“Purchaser”) purchased an additional 750 shares of 5% Convertible Preferred Shares at a purchase price of $1,000 per share pursuant to the Securities Purchase Agreement entered into between the Company and Purchaser on August 28, 2008. Purchaser now holds 2010 Convertible Preferred Shares. The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.
     The Company offered and sold the Convertible Preferred Shares to the Purchaser in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.
     The Convertible Preferred Shares and the underlying common shares of the Company issuable upon conversion of the Convertible Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
     Additional information pertaining to the Convertible Preferred Shares is contained in the Company’s Current Report filed with the Commission on August 29, 2008 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c).	Exhibits

Exhibit
Number	Description

3.5	Certificate of Designation of 5% Cumulative Convertible Preferred Shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.
DATE: September 30, 2008	By: /s/ Daniel V. Iannotti
Daniel V. Iannotti
Vice President, General Counsel and Secretary

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